Exhibit 99.1

IXYS Corporation Announces Strong Results for the September 2013 Quarter

Company Achieved Sequential Quarter Growth in Revenues, Gross Profit and Net Income

Highlights:

  Net revenues were $85.9 million, up $14.7 million from the June 2013 quarter, marking the third consecutive quarter of revenue growth.
  GAAP net income was $3.5 million, or $0.11 per diluted share, an increase of $1.5 million over the June 2013 quarter.
  Non-GAAP net income was $7.4 million dollars, or $0.23 per diluted share.
  Gross profit was $27.9 million, an increase of $6.8 million from the June 2013 quarter. Gross profit was up for the second quarter in a row.
  IXYS distributed shareholder dividends for the fourth consecutive quarter.

MILPITAS, Calif.--(BUSINESS WIRE)--October 23, 2013--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today reported results for its second quarter of fiscal 2014, which ended September 30, 2013.

Net revenues for the quarter ended September 30, 2013 were $85.9 million, up $17.4 million, or 25.5%, from $68.5 million in net revenues for the September 2012 quarter. Sequentially, net revenues were up $14.7 million or 20.7%, from June 2013 net revenues of $71.2 million, marking the third consecutive quarter of revenue growth.

For the six months ended September 30, 2013, IXYS reported net revenues of $157.1 million, an increase of $7.8 million, or 5.2%, as compared with net revenues of $149.3 million for the same period in the prior fiscal year.

“During the recession, IXYS proved to be a lean operating company capable of weathering difficult macroeconomic conditions. We focused on executing our growth strategy, both for organic growth and through complementary M&A. We are pleased to see signs of a recovery in market demand globally and an acceptance of our new products across the board. We are transforming IXYS into a multi-technology semiconductor company, with power semiconductors, integrated circuits and RF-capable products, a strategy that we believe will bring sustainable growth in profit margins,” commented Dr. Nathan Zommer, Chairman, CEO and Founder of IXYS.

Net income for the quarter ended September 30, 2013 was $3.5 million, or $0.11 per diluted share, an increase of $1.1 million over the September 2012 quarter, which reported $2.4 million, or $0.07 per diluted share. Net income increased $1.5 million dollars compared to $2.0 million of net income in June 2013.

Net income for the six months ended September 30, 2013 was $5.5 million, or $0.17 per diluted share, as compared to net income of $8.4 million, or $0.26 per diluted share, for the same period in the prior fiscal year.

The September 2013 quarter non-GAAP net income, which excludes the impact of expenses for the amortization of acquired intangible assets and stock compensation, was $7.4 million dollars, or $0.23 per diluted share.

Gross profit for the quarter ended September 30, 2013 was $27.9 million, or 32.5% of net revenues, as compared to gross profit of $20.4 million, or 29.8% of net revenues, for the same quarter in the prior fiscal year. Sequentially, gross profit in the September 2013 quarter increased by $6.8 million from gross profit of $21.1 million in the June 2013 quarter.

Gross profit for the six months ended September 30, 2013 was $49.0 million, or 31.2% of net revenues, as compared to a gross profit of $47.5 million, or 31.8% of net revenues, for the same period in the prior fiscal year.

Cash and cash equivalents totaled $95.2 million at September 30, 2013, an increase of $9.1 million as compared to June 30, 2013.

“We are beginning to see stronger revenues in Asia and the United States; however, global macroeconomic conditions remain volatile, with lingering currency concerns in Europe and a lack of strong optimism from our European customers. Even though we are approaching the traditionally slower holiday season, we still expect moderate growth of 2-4% in the December 2013 quarter,” noted Mr. Uzi Sasson, President and Chief Financial Officer.

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the second quarter of fiscal 2014, ended September 30, 2013, the company incurred non-cash expenses, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the September 2013 quarter to exclude the impact of amortization of intangible assets and stock compensation expenses results in a financial presentation for the company without the effect of these non-cash charges. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income and non-GAAP net income per share differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to a recovery in market demand, acceptance of new products, the transformation of IXYS, our belief regarding sustainable growth in profit margins, revenues in Asia and the United States, macroeconomic conditions and our revenues in the December 2013 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and capacity limitations, adverse changes in customer demand, declining economic conditions or increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended June 30, 2013. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	September 30,	March 31,
	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$95,234	$107,430
Accounts receivable, net	46,406	37,752
Other receivables	2,686	1,110
Inventories, net	89,750	83,829
Prepaid expenses and other current assets	6,495	6,218
Deferred income taxes	7,367	7,167
Total current assets	247,938	243,506
Plant and equipment, net	52,281	51,995
Other assets	59,153	13,128
Deferred income taxes	25,039	24,847

Total assets	$384,411	$333,476

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,650	$2,458
Current portion of notes payable to bank	16,009	15,956
Accounts payable	19,461	12,822
Accrued expenses and other current liabilities	34,776	16,992
Total current liabilities	72,896	48,228
Other long term obligations and capitalized lease, net of current portion	28,917	15,310
Pension liabilities	16,448	16,330
Total liabilities	118,261	79,868

Common stock	380	379
Additional paid-in capital	143,976	140,604
Retained earnings	119,065	115,718
Accumulated other comprehensive income	2,729	(3,093)
Stockholders' equity	266,150	253,608

Total liabilities and stockholders' equity	$384,411	$333,476

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net revenues	$85,901	$68,461	$157,087	$149,318
Cost of goods sold	58,000	48,057	108,049	101,841
Gross profit	27,901	20,404	49,038	47,477
Operating expenses:
Research, development and engineering	7,453	7,035	15,140	13,965
Selling, general and administrative	10,583	9,508	20,626	20,298
Amortization of intangibles	3,425	484	3,671	1,124
Total operating expenses	21,461	17,027	39,437	35,387
Operating income	6,440	3,377	9,601	12,090
Other income (expense), net	(1,427)	56	(1,683)	584
Income before income tax provision	5,013	3,433	7,918	12,674
Provision for income tax	1,528	1,076	2,454	4,310

Net income	$3,485	$2,357	$5,464	$8,364

Net income per share - basic	$0.11	$0.08	$0.18	$0.27

Weighted average shares used in per share calculation - basic	31,127	31,310	31,037	31,331

Net income per share - diluted	$0.11	$0.07	$0.17	$0.26

Weighted average shares used in per share calculation - diluted	31,849	31,975	31,737	32,192

Reconciliation of net income to Non-GAAP net income
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income	$3,485	$2,357	$5,464	$8,364

Amortization of intangible asset	3,425	484	3,671	1,124
Stock compensation	469	725	939	1,492
Non-GAAP net income	$7,379	$3,566	$10,074	$10,980

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income per share, diluted	$0.11	$0.07	$0.17	$0.26

Amortization of intangible asset	0.11	0.02	0.12	0.03
Stock compensation	0.01	0.02	0.03	0.05
Non-GAAP net income per share, diluted	$0.23	$0.11	$0.32	$0.34

Weighted average shares used in per share calculation, diluted	31,849	31,975	31,737	32,192

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO